Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 12, 2010 (except for Note 2 and the effects thereof, as to which the date is March 8, 2011), with respect to the consolidated financial statements included in the Annual Report of Unify Corporation on Form 10-K/A for the year ended April 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unify Corporation on Form S-3 (File No. 333-161645, effective November 12, 2009) and on Forms S-8 (File No. 333-13203, effective October 1, 1996, File No. 333-61705, effective August 18, 1998, File No. 333-92973, effective December 17, 1999, File No. 333-71814, effective October 18, 2001, File No. 333-98633, effective August 23, 2002, File No. 333-120750, effective November 24, 2004 and File No. 333-149905, effective March 26, 2008).

/s/ GRANT THORNTON LLP

Reno, Nevada
March 8, 2011